Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (July 29, 2015)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders.  The quarterly dividend of $0.07 per share will be paid September 1, 2015 to shareholders of record on the close of business on August 12, 2015.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At June 27, 2015, there were 1,116 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 108 retail franchises have been awarded but are not open.  In addition, at June 27, 2015, the Company had a lease portfolio equal to $38.7 million.